Exhibit 99.1

FOR IMMEDIATE RELEASE:

ImmuCell Acquires Certain Assets from Minnesota Firm

Contact:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

PORTLAND, Maine – January 6, 2016 – ImmuCell Corporation (NASDAQ: ICCC), a rapidly growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced that it has acquired certain business assets from DAY 1™ Technology, LLC of Minnesota.

The acquired rights and know-how are primarily related to formulating ImmuCell’s bovine antibodies into a gel solution for oral delivery to newborn calves via a syringe (or “tube”). This product format offers customers an additional delivery option to the bolus (the standard delivery format of the bivalent First Defense® product since first USDA approval and product launch in 1991) and could allow more significant penetration into the beef market. The formulation was developed by DAY 1™ Technology for ImmuCell and has been sold as a feed product without disease claims since 2012.

Bringing the disease claims against E. coli and coronavirus from First Defense® to this gel formula is very important to the growth of the First Defense® franchise.  The Company anticipates developing and offering several product formats with a variety of disease claims in the foreseeable future, leading with the new claim against bovine rotavirus, which could represent the first such USDA claim in a passive antibody product.

This purchase also includes certain other related private-label products that could generate around $300,000 in annual sales for ImmuCell. Assets purchased in this transaction included inventory, machinery, equipment and certain intellectual property intangibles. The total purchase price is expected to approximate $350,000 to $550,000 including estimated contingent payments due over the next three years.

Michael F. Brigham, President and CEO, commented, “It has been a pleasure to work with the people at DAY 1™ Technology over these first three formative years. As we grow, we believe it is essential to formally integrate this operation into our business.”

The purchase does not include the ongoing DAY 1™ Technology consulting business. ImmuCell has extended job offers to four full-time and three part-time employees of DAY 1™ Technology and plans to continue current operations at a leased facility in Minnesota.

“We continue to execute on the two core components of our business strategy”, continued Mr. Brigham. “First, we are expanding the market penetration of First Defense®, our best-in-class treatment for calf scours. The addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections could allow us to bring the first passive antibody product with this breadth of disease claims to market. Second, we are advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today that are all sold subject to a milk discard period. Our goal is to revolutionize the way mastitis is treated by making earlier treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition.”

About ImmuCell
ImmuCell Corporation (NASDAQ: ICCC) is a rapidly growing animal health company whose purpose is to create scientifically-proven and practical products that improve health and productivity in the dairy and beef industries.  ImmuCell markets products that provide immediate immunity to newborn dairy and beef cattle. The Company is developing product line extensions of its existing products and is in the late stages of developing a novel product that addresses mastitis, the most significant cause of economic loss to the dairy industry. These products help reduce the need to use traditional antibiotics in food producing animals. Press releases and other information about the Company are available at our website, (http://www.immucell.com).

Safe Harbor Statement:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized in our quarterly filings with the SEC.